Exhibit 10.20

Summary of 2007 Executive Management Bonus Plans

For fiscal year 2007, non-equity incentive plan awards for executive officers of I-many, Inc. (the “Company”) will be determined by written bonus plans approved for each executive by the Compensation Committee of the Board of Directors in March 2007. These plans reward executives to the extent quantified performance objectives are met. The objectives are tied to five strategic corporate goals, weighted differently for each executive depending on his particular role, and to individual performance goals. The five common strategic corporate goals are quarterly and annual measurements of:

(1)	Revenue recognized according to generally accepted accounting principles (“GAAP”),

(2)	Gross revenue bookings, as defined in the Company’s quarterly and annual reports filed with the SEC,

(3)	Recurring revenue from subscriptions, hosting services, and maintenance and support services,

(4)	Revenue from professional services, and

(5)	Cash preservation.

Each executive will receive most of his 2007 bonus as an annual payment at year-end, based on these objective performance criteria. In addition, each executive will receive a non-refundable, quarterly advance against his annual cash bonus based on cumulative progress towards annual targets. If a quarterly target is missed and made up on a cumulative basis in a future period during the year, any previously missed advances will be paid. Annual bonuses (but not the quarterly advances) will be subject to downward adjustment for underperformance and upward adjustment for performance that exceeds targets. Performance of less than 80% of a target result in no bonus payment for that component.

Finally, each Executive is eligible to receive a semi-annual cash bonus based on satisfaction of individual performance criteria measured over six-month periods. The Chief Executive Officer will determine whether an executive has achieved the pre-defined goals for the semi-annual, individual performance component of his bonus. These goals vary for each executive and are, to the greatest extent possible, quantifiable.

Payouts for each executive in 2007 will be determined as follows:

Executive	Target Bonus for Attaining 100% of Company and Individual Goals ($)	Percentage of Total		Largest Company Goal Component
		Company Goal Components	Individual Goal Components
John A. Rade	$300,000	80%	20%	Gross revenue bookings
Kevin M. Harris	$95,000	80%	20%	Gross revenue bookings
David L. Blumberg	$200,000	80%	20%	Revenue from professional services
A. Todd Shytle	$185,000	90%	10%	Gross revenue bookings
Michael Zuckerman	$100,000	75%	25%	Gross revenue bookings
Robert G. Schwartz, Jr.	$77,000	80%	20%	GAAP revenue